Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Federal Bank Receives Bank Enterprise Award from U.S. Treasury’s CDFI Fund

LOS ANGELES, CA — (BUSINESS WIRE) — November 18, 2013 — Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), announced that on Friday November 15th, its wholly-owned subsidiary, Broadway Federal Bank, f.s.b. (the “Bank”), received a Bank Enterprise Award (“BEA”) of $199,951 as part of the fiscal year 2013 BEA Program offered by the U.S. Department of the Treasury’s Community Development Financial Institutions Fund (“CDFI Fund”).

The Bank was one of 85 recipients under the fiscal year 2013 BEA Program, which awarded a total of approximately $17 million to support the selected depositary institutions in their efforts to expand financial support for low-income communities by encouraging community and economic development across the country.  Recipients of the awards are required to invest their awards in eligible activities, such as affordable housing projects, small business loans and commercial real estate projects, in distressed communities.  The activities that qualify a potential recipient for an award under the BEA Program occur in census tracts where at least 30 percent of the population lives at or below the national poverty level and where the unemployment rate is 1.5 times above the national average.  Awards granted were selected after a comprehensive review of 98 applications received by the CDFI Fund from depository institutions across the nation, which represented an increase of 38 percent over the number of applicants over the prior year and the largest number of applicants since fiscal year 2002.

Chief Executive Officer, Wayne Bradshaw, stated, “We are honored to be selected as a recipient under the BEA Program, which recognizes Broadway’s long standing commitment to serving low-to-moderate income communities in Southern California.  The award will provide valuable support for advancing our mission by strengthening our earnings and capital base, and will further our efforts to build our loan portfolio, particularly in multi-family properties, and increase other community development activities.”

About the BEA Program

The Bank Enterprise Award Program (BEA Program) rewards FDIC-insured depository institutions for making investments in the most distressed communities in the country.  In order to receive an award, depository institutions must successfully demonstrate an increase in investment in Community Development Financial Institutions (CDFIs), or in their own lending, investing, or service-related activities in census tracts where at least 30 percent of the population lives at or below the national poverty level and where the unemployment rate is 1.5 times above the national average.  The BEA Program awards also help depository institutions offset some of their risk and meet capital ratio requirements.  Depository institutions that receive a BEA Program award are required to invest their awards in eligible activities in distressed communities.  Since its inception in 1994, the BEA Program has awarded grants totaling over $393 million.

For more information about the BEA Program, please visit the CDFI Fund’s website at www.cdfifund.gov/bea.

About the CDFI Fund

The CDFI Fund was created to promote economic and community development by empowering America’s underserved and distressed communities.  As part of the U.S. Department of the Treasury, the CDFI Fund fosters the creation and increases the capacity of community-based financial intuitions through investments and assistance.  Since its creation in 1994, the CDFI Fund has awarded more than $1.8 billion to CDFIs around the country.  By increasing funding to CDFIs that specialize in providing affordable credit, the CDFI Fund helps build businesses, create jobs, and revitalize neighborhoods.

For more information about the CDFI Fund, visit the CDFI Fund’s website at www.cdfifund.gov.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low to moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact: Wayne-Kent A. Bradshaw, Chief Executive Officer, (323) 556-3248: or

Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or

investor.relations@broadwayfederalbank.com